[Letterhead of The Spectranetics Corporation]
August 21, 2015

Dear Stacy:

We are pleased to offer you the Chief Financial Officer position with the Spectranetics Corporation (the “Company,” “we,” or “us”) as a regular, full-time, exempt employee. Our goal is to attract, retain, and develop the best talent on the planet, and we are looking forward to your contributions in this role. The following outlines the terms of our employment offer to you:

Position:	Chief Financial Officer

Start Date:	September 28, 2015

Reporting to:	Scott Drake, Chief Executive Officer

Compensation:	You will be an exempt employee. Your gross bi-weekly salary will be $16,730.76 or $435,000.00 annually.

Annual Bonus:
You will be eligible to participate in the Company Performance Based Bonus Plan. This bonus plan is based upon corporate goals established by the Company’s Board of Directors. At 100% to plan, this bonus plan will provide an opportunity to earn 65% of your base salary in variable incentive compensation. Actual incentive payout may range from 0% 200% of the target based on performance to goals and prorated based on your Start Date.

Sign-On Bonus:	You will receive a one-time, taxable sign-on bonus of $172,000.00 to be paid as soon as administratively possible following your Start Date.

Equity Grant:
Subject to the approval of the Compensation Committee of the Board of Directors, you will receive a total equity grant value of $529,626.00 USD (based on Black Sholes Valuation). As detailed below, a portion of this grant will be issued in the form of Incentive Stock options and a portion in the form of Performance Share Units. All of your rights and interests to the grants are defined specifically in the 2006 Incentive Award Plan.
You will receive an Incentive Stock Option grant valued at approximately $220,251.00 that will vest over four years. The grant price of these options will be the fair market value of Spectranetics common stock on the last business day of the month of your hire date. The grant price, along with award value, will be used to determine the specific number of Incentive Stock Options awarded.
You will receive a Performance Stock Unit grant valued at approximately $309,375.00 that will vest based on established performance metrics, subject to the approval of the Compensation Committee of the Board of Directors. The strike price of these shares is the fair market value of Spectranetics common stock on the last business day of the month of your hire date. The strike price, along with award value, will be used to determine the specific number of Performance Stock Units awarded.

Relocation:
For this role, it is expected that you relocate to the Denver/Colorado Springs area within twelve months of your Start Date. Spectranetics will provide you support for your relocation based on the Pikes Peak Executive Relocation Package. The approximate value of this assistance is $150,000.00 and includes up to $54,000.00 for closing costs, $25,000.00 for Temporary Living, $20,000.00 for miscellaneous relocation expenses, and $50,000.00 for the movement of your household goods from Pittsburgh, PA to Denver, CO. If needed, the Company will provide loss protection on the sale of your home of 75% of the documented loss capped at $150,000. The cost basis used to calculate the loss will be $891,968.16. To be eligible for this loss protection you agree to use one of SPNC preferred realtors.

Severance Agreement:
Following six months of employment and subject to your execution of the Severance Agreement and the conditions outlined in the Agreement, Spectranetics will provide you with: (a) an amount equal to 100% of your annual base pay as in effect as of the date of the separation, and (b) Twelve (12) months of COBRA premiums.

Benefits:
You will be eligible to participate in our medical/dental/vision benefits program the first of the month following date of hire. You will also be eligible for the SPNC Flexible Time Off Program. The following additional benefits have a 60-90-day waiting period: 401(k), Company Paid Group Life and AD&D, Short Term and Long Term Disability, Voluntary Life Insurance. You will receive more in-depth information in your orientation packet.

At-will Employment:
Your employment with the Company is on an at-will basis and can be terminated at any time, with or without cause, and with or without advance notice, at the option of either the Company or yourself. Although the terms of your employment outlined above apply at the present time, the Company may modify any term or condition of your employment including compensation, benefits or duties. Neither the terms of this offer letter, nor any other writings or statements of the Company, create either an express or implied contract of employment with the Company. This understanding can only be modified, if at all, in writing signed by an Executive Officer of the Company.

Confidentiality & Non-Compete Agreement:
In the event that you may have entered into an agreement with a prior employer that contains provisions regarding trade secrets, confidentiality, non-compete or the like, we offer no opinion or advice with respect to the meaning or enforceability of any such agreement and encourages you to seek independent legal counsel, if you deem that appropriate. Spectranetics does, however, expect you to honor the terms of any enforceable agreement you may have signed with any prior employer.

Employment Terms:
This employment offer is also subject to your compliance with the following requirements:
1) Execute and return the Spectranetics Corporation Agreement for Protection of Trade Secrets and Confidential Information, a copy of which is enclosed.
2) Complete the Employment Eligibility Verification Form (Form I-9): All employees are required to prove their eligibility to work in the United States as required by the U.S. Immigration Law. Upon your acceptance of this offer, you will need to fill out an I-9 form and provide proof of identity.
3) Execute and return your signed agreement to comply with Spectranetics Code of Business Conduct, a copy of which is enclosed.

This offer is contingent upon the satisfactory results of your reference/criminal/education, employment verification and background check. You will also be required to pass a pre-employment drug screening. If you decide to accept this offer, please return a signed copy of your acceptance, as soon as possible to Human Resources. You may email the signed copy to me at robert.fuchs@spnc.com.

Again, Stacy, we are very pleased to offer you this position and are excited about you becoming a member of our team and believe this will be a mutually rewarding experience in a personal and professional way. If you have any questions or concerns, please feel free to contact Scott or me.

Sincerely,
The Spectranetics Corporation

By: /s/ Rob Fuchs
Rob Fuchs
Senior Vice President, Global Human Resources

ACCEPTED:

/s/ Stacy McMahan	August 23, 2015	September 28, 2015
Stacy McMahan	Date	Start Date